FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of August 13, 2008, among Onstream Media Corporation, a Florida corporation ( “Parent”), Onstream Merger Corp., a Delaware corporation ("Merger Sub"), and Narrowstep Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Parent, Merger Sub, the Company and W. Austin Lewis IV are parties to that certain Agreement and Plan of Merger, dated as of May 29, 2008 (the “Agreement”); and

WHEREAS, pursuant Section 8.4 of the Agreement, the Agreement may be amended by a written instrument executed by Parent, Merger Sub and the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange Ratio, Minimum Exchange Ratio and Preferred Stock Exchange Ratio.

(a) The second sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “the greater of (1) the amount of cash and cash equivalents held by the Company immediately prior to the Effective Time and (2) ONE MILLION FIVE HUNDRED THOUSAND (1,500,000)” and inserting “the amount of cash and cash equivalents held by the Company and its subsidiaries immediately prior to the Effective Time plus any cash held in escrow by the applicable escrow agent in respect of the Company's proposed issuance and sale of Company Series A Preferred Stock (as defined herein), but the sum of the preceding items in this clause (y) not exceeding SIX HUNDRED THOUSAND (600,000)” in lieu thereof.

(b) The third sentence of Section 1.6(a)(i) of the Agreement is hereby amended by deleting the phrase “TEN MILLION FIVE HUNDRED THOUSAND (10,500,000)” and inserting “NINE MILLION ONE HUNDRED THOUSAND (9,100,000)” in lieu thereof.

(d) The second sentence of Section 1.6(a)(iv) of the Agreement is hereby amended by deleting the phrase “SIX HUNDRED THOUSAND (600,000)” and inserting “TWO MILLION (2,000,000)” in lieu thereof.

2. Company Form 10-KSB and Form 10-QSB. The preamble to Article II of the Agreement is hereby amended by deleting the phrase "or (ii)" and inserting the following in lieu thereof:

"(ii) as disclosed in the Company's Form 10-KSB for the fiscal year ended February 29, 2008, as filed with the SEC on June 16, 2008, the Company's Form 10-KSB/A for the fiscal year ended February 29, 2008, as filed with the SEC on June 16, 2008, the Company's Form 10-KSB/A for the fiscal year ended February 29, 2008, as filed with the SEC on June 20, 2008, or the Company’s Form 10-QSB for the quarterly period ended May 31, 2008, as filed with the SEC on July 8, 2008, or (iii)".

3. Termination Date. Section 8.1(b) of the Agreement is hereby amended by deleting the phrase "October 31, 2008" and inserting "November 30, 2008" in lieu thereof.

4. CVR Agreement. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the Form of Contingent Value Rights Agreement attached as Annex I hereto.

5. Defined Terms. Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

7. Section Headings. Section headings used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

8. Ratification of Agreement. Except as expressly modified or amended by this Amendment, all of the provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

9. Further Assurances. Each party hereto shall, upon the reasonable request of any other party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of and the transactions contemplated by this Amendment.

10. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission), in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Parent:

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Merger Sub:

ONSTREAM MERGER CORP.

By:	/s/ Randy S. Selman
Name: Randy Selman Title: President

Company: NARROWSTEP INC.
By:	/s/ David McCourt
Name: Title:

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EXHIBIT C TO AGREEMENT AND PLAN OF MERGER AMONG
ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP.,
NARROWSTEP INC., AND W. AUSTIN LEWIS IV

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT (this "Agreement"), dated _________ __, 2008, by and among Onstream Media Corporation (“Parent”), a Florida corporation, W. Austin Lewis IV, as CVR Representative (the "CVR Representative") and Interwest Transfer Co., as Rights Agent (the “Rights Agent”), in favor of each person (a “Holder”) who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive a number of shares of Parent common stock, $0.0001 par value per share (the “Parent Common Stock”), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No. 333-______) (the “Registration Statement”) with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Act”). This Agreement is entered into in connection with the Agreement and Plan of Merger, dated as of May 29, 2008, by and among Parent, Onstream Merger Corp. (“Merger Sub”), Narrowstep Inc. (the “Company”), and W. Austin Lewis IV, as amended by First Amendment to Agreement and Plan of Merger, dated as of August __, 2008 (the “Merger Agreement”), which sets forth the allocation of (i) one CVR for each outstanding share of Company Common Stock immediately prior to the Effective Time (including any Company Restricted Stock Awards outstanding immediately prior to the Effective Time) and (ii) one CVR issuable for each share of Company Common Stock issuable immediately prior to the Effective Time upon exercise of a Company Warrant, on the terms and subject to the conditions set forth herein. Unless the context requires otherwise, terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Section 1. Appointment of Rights Agent. Parent hereby appoints the Rights Agent to act in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

Section 2. Issuance of CVRs; Form of CVR Certificate.

2.1 The CVRs shall be issued (i) as a portion of the Merger Consideration at the times and in the manner set forth in the Merger Agreement, and (ii) in connection with the exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement at the times and in the manner set forth in the Merger Agreement and in this Agreement.

2.2 In the event of the exercise of a Company Warrant prior to the Final Exercise Date (as defined herein), Parent shall, as soon as practicable following the date of such exercise, notify the Rights Agent of such exercise, including the name and mailing address of the exercising Company Warrant holder; and (ii) the Rights Agent shall record in the CVR Register (as defined herein) that such holder owns a number of CVRs equal to the number of shares of Company Common Stock that would have been issued if such exercise occurred immediately prior to the Effective Time.

2.3 As soon as practicable following the Final Exercise Date, Parent shall notify the Rights Agent of any Company Warrants that have not been exercised in full as of such time. Any Company Warrants that are not exercised prior to the Final Exercise Date shall not be entitled to receive any CVRs or CVR Consideration (as defined herein); provided, however, that nothing contained herein shall affect the rights of the holders of Company Warrants to receive Parent Common Stock upon the exercise thereof in accordance with their respective terms and the Merger Agreement.

2.4 The CVRs shall be evidenced by certificates (the “CVR Certificates”), substantially in the form attached hereto as Exhibit A. The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

2.5 The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent and countersigned by Rights Agent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

2.6 Notwithstanding the foregoing, CVRs issued upon exercise of Company Warrants may, at Parent's option, be issued in uncertificated form. Any CVRs issued in uncertificated form shall be the same security, in every manner and in every respect, as a CVR for which a CVR Certificate has been issued (including, but not limited, with respect to the rights, powers, privileges and preferences existing under this Agreement.

Section 3. Registration.

3.1 The Rights Agent shall maintain an ownership register (the "CVR Register") in which the Rights Agent shall provide for the registration of the CVRs, including any CVRs issued in certificated or book entry form to holders of Company Warrants. Prior to transfer of any CVR as provided for herein, in the case of CVRs for which CVR Certificates have been issued, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

3.2 A Holder may make a written request to the Rights Agent or Parent to change such Holder's address of record in the CVR Register. Upon receipt of such written notice by the Rights Agent, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 4. Payment and Exchange of CVRs.

4.1 CVR Exchange Ratio.

(a) Subject to and in accordance with the terms of this Agreement, each CVR (including any CVRs owned by Company Warrant holders pursuant to this Agreement) shall be converted and become the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the "CVR Shares") equal to the sum of (i) the CVR Year One Exchange Ratio (as defined herein), plus (ii) the CVR Year Two Exchange Ratio (as defined herein), plus (iii) in the case of CVRs issued other than in respect of Company Warrants, the Warrant Expiration Exchange Ratio (as defined herein); plus (iv) the 2006 Warrant Expiration Exchange Ratio (as defined herein); provided, however, that, the maximum number of CVR Shares deliverable hereunder shall not exceed (A) 20,000,000, minus (B) the number of shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to Section 1.6(a)(i)(a) of the Merger Agreement, excluding, in the case of this clause (B) any unvested Company Restricted Stock Awards that fail to vest in accordance with their respective terms, minus (C) the number of shares of Parent Common Stock into which shares of Company Series A Preferred Stock are converted pursuant to Section 1.6(a)(iv) of the Merger Agreement. The CVR Shares that may be issued pursuant to the terms of this Agreement are sometimes referred to herein as the "CVR Consideration". Notwithstanding anything in this Agreement to the contrary, the number referenced in clause (A) of the immediately preceding sentence shall, until the such time as any CVR Shares are issuable pursuant to Section 4.3(e) hereof, be deemed to equal 19,900,000 and thereafter shall be 20,000,000 less the number of shares of Parent Common Stock issued upon the cashless exercise of Company 2006 Warrants but such reduction not to exceed 100,000.

(b) "CVR Year One Exchange Ratio" means the quotient obtained by dividing (i) the sum of (A) the First Year Revenue Shares (as defined herein), plus (B) the First Year Additional Revenue Shares (as defined herein), less (C) the lesser of 100,000 or the sum of the First Year Revenue Shares and the First Year Additional Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. Notwithstanding anything contained herein to the contrary, in the event the CVR Year One Exchange Ratio is a negative number, the CVR Year One Exchange Ratio shall be deemed, for all purposes, to be zero.

(c) "First Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) two (2) multiplied by (B) the First Year Revenue (as defined herein) minus the Annualized Company Revenue (as defined in the Merger Agreement) or minus $4,250,000 if the Minimum Exchange Ratio (as defined in the Merger Agreement) exceeded the Exchange Ratio (as defined in the Merger Agreement); provided, however, that if the First Year Revenue exceeds $8,000,000, for purposes of this Section 4.1(c) only, First Year Revenue shall be deemed to be $8,000,000. "First Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business, during the period commencing on 180 day anniversary of the Closing Date and ending on the eighteen month anniversary of the Closing Date (such period the “First Year” and such anniversary, the "Eighteen Month Anniversary") (the "First Year Gross Revenue"), minus (B) any First Year Bad Debt Expense (as defined herein). "First Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue minus (2) 0.01 multiplied by (Y) First Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the First Year Gross Revenue. Notwithstanding anything in this Agreement to the contrary, in the event the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year exceeds nine percent (9.0%) of the First Year Gross Revenue, First Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the First Year Gross Revenue.

(d) "Business" means the business of developing, selling and servicing (including, but not limited to, with respect to customers of Parent, or any of its affiliates, existing prior to the Effective Time) (i) any products or services offered by the Company or its subsidiaries on or prior to the date of the Merger Agreement; (ii) any products or services in development by the Company or its subsidiaries on or prior to the date of the Merger Agreement, including, but not limited to, the Company's "TelvOS" product; and (iii) any products or services derived or based, in whole or in part, on the products or services referenced in the foregoing clauses (i) and (ii).

(e) "First Year Additional Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to the First Year Revenue minus $8,000,000.

(f) "CVR Year Two Exchange Ratio" means the quotient obtained by dividing (i) (A) the Second Year Revenue Shares (as defined herein) minus (B) the lesser of (1) 100,000 less the number determined under Section 4.1(b)(i)(C) hereof or (2) the Second Year Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. Notwithstanding anything contained herein to the contrary, in the event the CVR Year Two Exchange Ratio is a negative number, the CVR Year Two Exchange Ratio shall be deemed, for all purposes, to be zero.

(g) "Second Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to (x) the Second Year Revenue (as defined herein) minus (y) the product of 0.5 and the First Year Revenue provided that in the event First Year Revenue is less than $4,250,000 then Second Year Revenue Shares shall be zero. "Second Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, consistently applied, with respect to the Business during the period commencing on the eighteen month anniversary of the Closing Date and ending on the twenty-four month anniversary of the Closing Date (such anniversary, the "Twenty-four Month Anniversary") (the "Second Year Gross Revenue"), minus (B) any Second Year Bad Debt Expense (as defined herein). "Second Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue minus (2) 0.01 multiplied by (Y) Second Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the Second Year Gross Revenue. Notwithstanding anything in this Agreement to the contrary, in the event the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the Second Year exceeds nine percent (9.0%) of the Second Year Gross Revenue, Second Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the Second Year Gross Revenue.

(h) "Warrant Expiration Exchange Ratio" means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) (A) the number of shares of Parent Common Stock holders of Company Warrants would have been entitled to receive pursuant to this Agreement if such holders exercised all Company Warrants in full prior to the Final Exercise Date, minus (B) the number of shares of Parent Common Stock holders of Company Warrants received (or became entitled to receive) in connection with CVRs acquired (or deemed to be acquired) upon exercise of all Company Warrants prior to the Final Exercise Date, by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares).

(i)  "2006 Warrant Expiration Exchange Ratio" means the quotient obtained by dividing (i) the positive difference, if any, obtained by subtracting (A) the product of 0.5 multiplied by the number of shares of Parent Common Stock acquired in the aggregate upon cashless exercises of the Company 2006 Warrants (as defined herein) from (B) 100,000 by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement. "Company 2006 Warrants" means those warrants issued pursuant to that certain Purchase Agreement, dated as of February 22, 2006, by and among the Company and the purchasers named therein.

(j) Parent will deliver to Rights Agent all calculations and a list of any CVRs or CVR Shares to be issued including all registration and issuance information, as it is understood that the Rights Agent does not determine these matters.

4.2 Statements of Additional Shares.

(a) No later than sixty (60) days after the Eighteen Month Anniversary, Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year One Exchange Ratio. Such statement shall be certified by Parent's chief financial officer ("Parent's Year One Report").

(b)  No later than sixty (60) days after the Twenty-four Month Anniversary, Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year Two Exchange Ratio. Such statement shall be certified by Parent's chief financial officer ("Parent's Year Two Report"). Parent's Year One Report and Parent's Year Two Report are sometimes individually and collectively referred to herein as "Parent's Report".

(c) If within thirty (30) days upon delivery of a Parent's Report, CVR Representative has not given written notice of its objection to such report (which notice shall state in reasonable detail the basis of CVR Representative's response or objection), then such Parent's Report shall be binding on the Holder. If CVR Representative gives Parent a written objection and if the parties fail to resolve the issues outstanding with respect to such report within a period of thirty (30) days after notification of rejection, the parties shall submit the issues remaining in dispute to an independent public accounting firm (the "Independent Accountant") acceptable to the parties for resolution. The parties agree to execute such engagement or similar letter as reasonably requested by the Independent Accountant. If issues are submitted to the Independent Accountant for resolution, the parties shall or cause to be furnished to the Independent Accountant such work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to that party or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant. Parent and the CVR Representative shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty days of accepting its selection.

(d) The decision of the Independent Accountant shall be final, binding and conclusive resolution of the parties' dispute, shall be non-appealable and shall not be subject to further review.

(e) Parent will bear one hundred percent (100%) of the fees and costs of the Independent Accountant for such determination; provided, however, that in the event that the Independent Accountant determines pursuant to Section 4.2(d) that a Parent's Report, as submitted pursuant to Section 4.2(a) or Section 4.2(b), as applicable, is correct, then the fees and costs of the Independent Accountant (the "Accountant Fees") shall be paid by Parent to the Independent Accountant and to the extent so paid shall be set off against the number of CVR Shares otherwise deliverable to Holders hereunder, in accordance with the following sentence of this Section 4.2(e). The aggregate CVR Shares issuable in respect of (i) the Year One Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year One Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year One Exchange Ratio, and (ii) the Year Two Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year Two Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year Two Exchange Ratio.

(f) Upon delivery of a Parent's Report, Parent will provide the CVR Representative and its accountants and advisors access to (i) Parent's Chief Financial Officer for questions, and (ii) the books and records of the Surviving Corporation (including any work papers used to prepare a Parent's Report) and such other information requested by such persons, in each case to the extent reasonably necessary related to the CVR Representative's evaluation of a Parent's Report and the calculations therein.

4.3 Issuance of CVR Shares.

(a) The date on which the Parent's Year One Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year One Final Determination Date" and the date on which the Parent's Year Two Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year Two Final Determination Date". Each of the Year One Final Determination Date and the Year Two Final Determination Date are sometimes referred to herein as a "Final Determination Date".

(b) On the Year One Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year One Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(c) On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year Two Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(d) On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date (other than CVRs issued in respect of Company Warrants) shall be entitled to receive a number of Shares of Parent Common Stock equal to the Warrant Expiration Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(e) On the first business day following the expiration date of the Company 2006 Warrants (or such earlier date as when each outstanding Company 2006 Warrant has been exercised in full), each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the 2006 Warrant Exchange Ratio, subject to the maximum number of CVR Shares set forth in Section 4.1(a). The Parent may at its sole option elect to issue the shares under this Section 4.3(e) on a date earlier than stated herein.

(f) Notwithstanding anything in foregoing to the contrary, if prior to either the Year One Final Determination Date or the Year Two Final Determination Date, there is a change in the number or class of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend, combination or exchange of shares, the number of shares of Parent Common Stock to be issued in exchange for the CVRs pursuant to Sections 4.1(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.4 or 4.5 hereof, as the case may be, shall be correspondingly adjusted to reflect such event.

(g) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall have any fractional shares rounded down to the nearest whole share of Parent Common Stock.

4.4 Change of Control.

(a) Notwithstanding anything in this Agreement to the contrary, in the event Parent publicly announces (or is required by law to publicly announce) a Change of Control (as defined herein) transaction at any time before the six month anniversary of the date of this Agreement (the "Six Month Anniversary"), the Surviving Person (as defined herein) shall assume all of the Parent's and the Surviving Corporation's obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof. In the event Parent enters into a Change of Control at any time on or after the Six Month Anniversary and the Surviving Person does not assume all of the Parent’s and the Surviving Corporation’s obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof, then subject to and in accordance with the terms of this Agreement, immediately following such announcement each CVR shall be converted and become the right to receive a number of CVR Shares as set forth in Section 4.4(b) below.

(b) Subject to the conditions set forth in Section 4.4(a) above, in the event Parent publicly announces (or is required by law to publicly announce) (the date of such announcement or required announcement, the "Post-Six Month Change of Control Announcement Date") a Change of Control at any time on or after the Six Month Anniversary (a "Post-Six Month Change of Control"), each CVR (including any CVRs owned by Company Warrant holders pursuant to Section 2.2 hereof and any CVRs issued in respect of Company Restricted Stock Awards) shall be converted and become the right to receive a number of CVR Shares equal to the CVR Year One Exchange Ratio plus the CVR Year Two Exchange Ratio (except that in calculating each of such ratios, First Year Revenue and Second Year Revenue shall each be deemed to equal the corresponding portion of the Change of Control Revenue (as defined herein) relative to each of those two periods, respectively).

(c) Notwithstanding the above, nothing in this Section 4.4 shall result in (i) a change in the calculation of the CVR Year One Exchange Ratio set forth in Section 4.1(b), or the replacement of First Year Revenue used in that calculation, if the Change of Control occurs after the Eighteen Month Anniversary or (ii) a change in the calculation of the CVR Year Two Exchange Ratio set forth in Section 4.1(f), or the replacement of Second Year Revenue, if the Change of Control occurs after the Twenty-four Month Anniversary.

(d) "Change of Control Revenue " means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business ("Business Revenue"), during the period commencing on the Closing Date and ending on the last full quarter immediately preceding the Post-Six Month Change of Control Announcement Date, plus (B) the Estimated Quarter Amount (as defined below) for the quarter during which the Post-Six Month Change of Control occurs, plus (C) an amount equal to (x) the Estimated Quarter Amount multiplied by (y) the average quarter over quarter growth rate (expressed as a decimal plus 1.0) for the immediately preceding two quarters multiplied by (z) the number of quarters remaining until and including the occurrence of Twenty-four Month Anniversary, in each case compounded quarterly. Business Revenue calculated under this Section 4.4(d), as well as under Section 4.4(e) below, shall reflect (i) a reduction for (1) bad debt expense computed on basis consistent with Section 4.1(c) of this Agreement and (2) non-recurring fees and terminated contracts computed on a basis consistent with clauses (C)(i) and (C)(ii) contained in the second sentence of Section 1.1(e) of the Merger Agreement; and (ii) an increase for Eligible Contracts computed on a basis consistent with clause (B) of the second sentence of Section 1.1(e) of the Merger Agreement.

(e)  "Estimated Quarter Amount" means (1) all Business Revenue during each completed month during such quarter plus (2) (x) all Business Revenue for the last completed month during such quarter multiplied by (y) the average month over month growth rate (expressed as a decimal plus 1.0) for the immediately preceding three months multiplied by (z) the number of remaining uncompleted months in such quarter.

(f) For purposes of this Agreement, "Change of Control" means (1) the consummation of any transaction, including without limitation, any merger or consolidation, pursuant to which any of the voting stock of Parent is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting more than 50% of such voting stock of such surviving or transferee entity (immediately after giving effect to such issuance); or (2) a sale of all or substantially all of Parent’s assets.

4.5 Issuance of CVR Shares upon Exercise of Company Warrants.

(a) As soon as practicable, and in any event within ten business days, after each of the Year One Final Determination Date and the Year Two Final Determination Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant with respect to the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio, as applicable; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Initial Exercise Date (as defined herein) and the Final Exercise Date, as applicable, except that if the holder exercises subsequent to the Initial Exercise Date but prior to the Final Exercise Date, such holder shall be entitled to receive any CVR Shares payable in respect of the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio. "Initial Exercise Date" means the thirty day anniversary of the Year One Final Determination Date. "Final Exercise Date" means the thirty day anniversary of the Year Two Final Determination Date.

(b) In the event of any exercise of any Company Warrant prior to the Final Exercise Date in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same times it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

(c) As soon as practicable, and in any event within ten business days, after the Post-Six Month Control Announcement Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant pursuant to Section 4.4 hereof; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Post-Six Month Change of Control Exercise Date. "Post-Six Month Change of Control Exercise Date" means the thirty-five day anniversary of the Post-Six Month Change of Control Announcement Date.

(d) In the event of any exercise of any Company Warrant prior the Post-Six Month Change of Control Exercise Date, in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same time it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

(e) Prior to any delivery of CVR Shares pursuant to Sections 4.4(b) or 4.4(d) above, each holder who exercises a Company Warrant shall be the Holder of a CVR evidencing such CVR Shares deliverable in respect thereof and may transfer such ownership in accordance with Article 6 hereof, regardless of whether such CVR was issued in uncertificated form.

4.6 Delivery of CVR Shares.

(a) Each Holder of record of CVRs (including CVRs issued to holders of Company Warrants) as of the Initial Exercise Date and as of the Final Exercise Date, shall be entitled to receive CVR Shares issuable in respect of the Year One Exchange Ratio (in the case of the Initial Exercise Date) and the Year Two Exchange Ratio (in the case of the Final Exercise Date). Within ten business days after each of the Initial Exercise Date and the Final Exercise Date, Parent shall issue and deliver to each CVR Holder as of such date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement. Shares of Parent Common Stock into which the CVRs shall be converted (including exercised Company Warrants) at the Year One Final Determination Date and the Year Two Final Determination Date, as applicable, shall be deemed to have been issued on such respective date. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

(b) Notwithstanding the foregoing, in the event of conversion of the CVRs upon a Change of Control pursuant to Section 4.4 hereof, Parent shall deliver CVR Shares to the Holders (including the Company Warrant holders) in accordance with the procedures set forth in this Section 4.6(b). Parent shall issue and deliver to each CVR Holder as of the Post-Six Month Change of Control Exercise Date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement. Shares of Parent Common Stock into which the CVRs shall be converted (including in the case of exercised Company Warrants) shall be deemed to have been issued on such respective date. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

4.7 Lost Certificates. If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by the Rights Agent, the posting by such person of an open ended indemnity bond as indemnity of both Parent and Rights Agent against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to a Final Determination Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after a Final Determination Date, the applicable certificates representing shares of Parent Common Stock.

4.8 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

Section 5. Registration of CVRs.

5.1 The CVRs have been registered pursuant to the Registration Statement under the Act. Parent covenants and agrees:

(a) to prepare and file with the SEC such amendment and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary and to maintain the effectiveness of the Registration Statement so long as any CVRs or Company Warrants remain outstanding;

(b) as expeditiously as possible, to register or qualify the CVRs under the Securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

(c) to pay all expenses incurred by it in complying with this Section 5.1, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Parent, and (iv) all National Association of Securities Dealers, Inc., FINRA, and Blue Sky fees and expenses.

Section 6. Exchange, Transfer, or Assignment of CVRs.

6.1 CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean the transfer of any or all of the CVRs by operation of law (including a consolidation or merger) or in connection with the dissolution of any corporation or other entity.

6.2 In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent (except with respect to such Holders for which CVR Certificates were not issued), accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be have a Medallion Guarantee from a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in its customary manner.

6.3 The cost of any transfer or assignment of CVRs shall be paid (including the cost of any transfer tax) by the holder, based on the Rights Agents customary fee schedule, and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

6.4 Notwithstanding anything in the foregoing to the contrary, a Company Warrant holder (or former Company Warrant holder) that owns a CVR, regardless of whether such CVR was issued in uncertificated form, may effect a Permitted Transfer by delivering to the Rights Agent such documentation as reasonably requested by the Rights Agent.

Section 7. Parent Covenants Regarding Operation of the Business.

7.1 From and after the Effective Time and until the Twenty-four Month Anniversary, Parent and the Surviving Corporation, shall perform, or cause to be performed, the actions set forth in Sections 7.2 and 7.3 hereof with respect to the Business.

7.2 Parent shall keep complete and accurate records with respect to the Business. The books and records shall be maintained in such a manner that the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio shall be readily verifiable and shall be available for inspection by the CVR Representative upon reasonable prior notice during normal business hours.

7.3 Parent shall operate the Business, or cause the Business to be operated, (i) using commercially reasonable efforts to maximize revenues generated by the Business and to minimize write-offs of such revenues, and (ii) without limiting the generality of the foregoing, in accordance with the Plan.

7.4 Notwithstanding anything contained in this Agreement, Parent may discontinue the operations of the Business of the Surviving Corporation at any time following the three month anniversary of the Effective Time, without the consent of the Holders or the CVR Representative and without liability to the Holders or the CVR Representative with respect to such discontinuation, in the event that Parent's Board of Directors determines in good faith that, despite compliance with Sections 7.1 through 7.3 hereof, it is reasonably certain that (i) First Year Revenue will not exceed the greater of Annualized Company Revenue and $4,500,000, or (ii) in the case of a determination after the Eighteen Month Anniversary, the Second Year Revenue will not exceed 50% of the greater of First Year Revenue and $4,500,000.

Section 8. Rights of CVR Certificate Holder. Except as otherwise provided in this Agreement, the Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity. The rights of the Holders are limited to those expressed in this Agreement and the Merger Agreement and, in the case of holders of any Company Warrants, in such Company Warrants and any related agreements pursuant to which such Company Warrants were issued.

Section 9. Availability of Information. Parent will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

Section 10. Reservation of Stock. Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of Parent Common Stock pursuant to the CVRs (including Parent Common Stock issuable pursuant to CVRs issued, or that may be issued, to holders of Company Warrants). Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof. Parent agrees that its issuance of the CVRs shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Parent Common Stock issuable pursuant hereto and that upon issuance such shares of Parent Common Stock shall be validly issued, fully paid and nonassessable.

Section 11. Tax Treatment. Parent (and each of its affiliates) shall for federal income tax purposes treat any issuance of CVR Shares as a payment made in connection with the acquisition of Company Common Stock, and Parent (and each of its affiliates) shall file any tax return reporting the issuance of CVR Shares consistent with such treatment.

Section 12. Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

12.1 The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

12.2 The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

12.3 The Rights Agent shall have no duties or obligations other than those specifically set forth in this Agreement.

12.4 The Rights Agent shall not be obligated to take any action hereunder which may, in the Rights Agent’s sole judgment, involve any expense or liability to the Rights Agent unless it shall have been furnished with indemnity against such expense or liability which, in the Rights Agent’s sole judgment, is adequate.

12.5 The Rights Agent may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to the Rights Agent and believed by the Rights Agent to be genuine and to have been signed by the proper party or parties.

12.6 The Rights Agent may rely on and shall be protected in acting upon the written instructions of the Parent, its counsel, or its representatives.

12.7 The Rights Agent shall not be liable for any claim, loss, liability or expense incurred without the Rights Agent’s gross negligence or willful misconduct, arising out of or in connection with the administration of the Rights Agent’s duties hereunder.

12.8 The Rights Agent may consult with counsel, and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Rights Agent hereunder in accordance with such advice of such counsel or any such opinion of such counsel.

12.9 Notwithstanding any other provision of this Agreement, the Rights Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Rights Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

12.10 IN NO EVENT SHALL THE RIGHTS AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

12.11 In the event that the Rights Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until the questions regarding its duties and rights are clarified to its satisfaction or it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

12.12 Parent will pay the Rights Agent its customary fees plus expenses, including without limitation fees and expenses of legal counsel, and disbursements, as previously provided to Parent.

12.13 Parent covenants and agrees to indemnify and hold harmless the Rights Agent, its directors, officers, employees, attorneys and agents (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses and court costs), arising out of or attributable to its acceptance of its appointment and execution and performances of its duties as the Rights Agent hereunder, provided however, that such indemnification shall not apply to losses, damages, liabilities, costs or expenses finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Rights Agent. The Rights Agent shall notify the Issuer in writing of any written asserted claim against the Rights Agent or of any other action commenced against the Rights Agent reasonably promptly after the Rights Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expenses in the defense of any such claim or other action and, if the Issuer so elects, the Parent may assume the defense of any pending or threatened action against the Rights Agent in respect of which indemnification may be sought hereunder; provided however, that the Parent shall not be entitled to assume the defense without Rights Agent’s explicit agreement and agrees to pay the costs of counsel for Rights Agent in monitoring of any such action if defense has been assumed by Parent.

12.14 Notwithstanding anything else provided for in this agreement, the provisions of this Section 12 shall survive the resignation or removal of the Rights Agent and the termination of this Agreement.

12.15 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything, which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

Section 13. Change of Rights Agent.

13.1 Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

13.2 The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 15 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent reasonably acceptable to the CVR Representative. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 13.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

13.3 The Rights Agent may be removed at any time upon 15 days written notice by act of the CVR Representative and Parent.

13.4 If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

13.5 Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

13.6 Each successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Section 14. Consolidation, Merger, Sale or Conveyance.

14.1 Company May Not Consolidate, Etc. So long as the CVRs remain outstanding, Parent and the Surviving Corporation shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) in the case where Parent or the Surviving Corporation shall consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which Parent or the Surviving Corporation is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Parent or the Surviving Corporation substantially as an entirety (the “Surviving Person”) shall assume in writing all of Parent's and the Surviving Corporation's obligations under this Agreement; and

(b) Parent or the Surviving Corporation has delivered to the Rights Agent an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease complies with all of the terms of Sections 14.1 through 14.3 hereof and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c) For purposes of this Section 14.1, "convey, transfer or lease its properties and assets substantially as an entirety" means properties and assets contributing in the aggregate at least 60% of Parent's or the Surviving Corporation's total consolidated revenues as reported in Parent's last available periodic financial report (quarterly or annual, as the case may be).

14.2 Successor Substituted. Upon any consolidation of or merger by Parent with or into any other person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any person in accordance with Section 14.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

14.3 Joint and Several Liability. Parent, the Surviving Corporation and Merger Sub are jointly and severally responsible for the performance of all actions, and the payment of all sums and delivery of all CVR Shares, required under this Agreement of any of such party.

Section 15. CVR Representative.

15.1 Designation; Duties. The (i) adoption and approval of the Merger Agreement by the stockholders of the Company, and (ii) any exercise of the Company Warrants by the holder thereof, shall constitute by each such person, respectively, the authorization, designation and appointment of the CVR Representative, in each case to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Holders by the consent of the Holders and as such is hereby authorized and directed to (a) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Holders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (b) give notices and communications on behalf of the Holders as set forth in this Agreement, (c) exercise such other rights, power and authority as are authorized, delegated and granted to the CVR Representative under this Agreement in connection with the transactions contemplated by the Merger Agreement and hereby, and (d) exercise such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the CVR Representative consistent therewith shall be absolutely and irrevocably binding on each Holder as if such Holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual capacity.

15.2 Removal; Successor CVR Representative. The CVR Representative may be removed at any time by act of the Holders of a majority of the outstanding CVRs (the “Majority Holders”). In the event the Majority Holders determine to remove the CVR Representative, the Majority Holders shall give notice of the removal of the CVR Representative and the appointment of a successor CVR Representative by delivering written notice of such event by first-class mail to Parent. Any such notice shall include the name and address of the successor CVR Representative. Any successor CVR Representative appointed hereunder shall execute, acknowledge and deliver to Parent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor CVR Representative shall be become vested with the powers of the prior CVR Representative.

15.3 No Liability. The CVR Representative shall not be liable, in any manner or to any extent, for any mistake or fact or error of judgment or for any acts or omissions by it of any kind, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct, gross negligence or bad faith. The Holders shall jointly and severally indemnify the CVR Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the CVR Representative resulting from its own willful misconduct, gross negligence or bad faith, provided, however, that any indemnification obligations of the Holders shall be satisfied solely out of the CVR Shares deliverable under this Agreement, but only to the extent such CVR Shares were not issued prior to the time such indemnification obligation arises. The CVR Representative shall be entitled to receive a number of CVR Shares equal to the quotient obtained by dividing the amount of the indemnification obligation referenced in the immediately preceding sentence by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of issuance of such shares pursuant to this Agreement.

15.4 Decision of CVR Representative. A decision, act, consent or instruction of the CVR Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the CVR Representative as being the decision, act, consent or instruction of each and every such Holder.

Section 16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 17. Counterparts. This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

Section 18. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 19. Amendments. This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of Holders holding not less than a majority of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, (i) without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (b) the provisions of this Section 19; (ii) without the consent of the Rights Agent, change in a manner adverse to the Rights Agent any of its rights or obligations under this Agreement or the provisions of this Section 19; and (iii) without the consent of the CVR Representative, change in a manner adverse to the CVR Representative any of its rights or obligations under this Agreement or the provisions of this Section 19.

Section 20. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following receipt if the date of such receipt is not a business day) of facsimile transmission, in each case to the intended recipient set forth below:

If to Parent:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Attention: Randy Selman
Telephone: (954) 917-6655
Facsimile: (954) 917-7700

If to the Rights Agent:

Interwest Transfer Co.
1981 E 4800 South, Ste. 100
Salt Lake City, UT 84117
Telephone:
Facsimile:

If to CVR Representative:

W. Austin Lewis IV
c/o Lewis Asset Management
45 Rockefeller Plaza, Suite 2570
New York, NY 10011
Telephone:    (212) 332-3450
Facsimile:      (212) 399-0941

Any party may, by notice given in accordance with this Section 20 to the other parties, change the address for receipt of notices hereunder.

Section 21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, the CVR Representative and the Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, the CVR Representative and the registered Holders.

Section 22. Governing Law; Submission to Jurisdiction. As between Parent and CVR Representative, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws provisions. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Florida, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 20 shall be deemed effective service of process on such party.

As between the Parent or CVR Representative, on the one hand, and Rights Agent, on the other hand, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws. Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Utah with regard to any controversy arising out of or relating to this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ONSTREAM MEDIA CORPORATION

By:_____________________________________
Name:___________________________________
Title:____________________________________

Interwest Transfer Co., as Rights Agent

By:_____________________________________
Name:___________________________________
Title:____________________________________

W. Austin Lewis IV, as CVR Representative

______________________________
Name:___________________________________

Exhibit A

ONSTREAM MEDIA CORPORATION
CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK

THIS CERTIFIES THAT, FOR VALUE RECEIVED, __________________, or its permitted assigns, is the registered holder of _______________ Contingent Value Rights of Onstream Media Corporation, a Florida corporation (“Parent”), subject to the terms of the Contingent Value Rights Agreement (“CVR Agreement”), dated _______________, 2008, between Parent, W. Austin Lewis IV (the "CVR Representative") and Interwest Transfer Co. (the "Rights Agent").

REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.

This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, Parent has caused this CVR Certificate to be executed by its duly authorized officer.

Dated: ______________________	ONSTREAM MEDIA CORPORATION

By:
Name:
Title:

Countersigned:
Interwest Transfer Co., As Rights Agent

By:
Name:
Title:

This CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of ________________, 2008 (the “CVR Agreement”), by and among Parent, Rights Agent and the CVR Representative, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof. Copies of the CVR Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at its principal office at [__________________________________].

Parent shall not be required, upon conversion of the CVRs evidenced by this CVR Certificate into shares of common stock of Parent, to issue fractional shares, but shall round down to the nearest whole share of Parent Common Stock as provided in the CVR Agreement.

Parent has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares (as defined in the Agreement) and has agreed to register or qualify the CVRs and the CVR Shares to be delivered upon conversion of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.

The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Parent, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.

Every holder of this CVR Certificates, by accepting the same, consents and agrees with Parent, the Rights Agent and with every other holder of a CVR Certificate that Parent and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Parent or the Rights Agent) for all purposes whatsoever and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

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This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

The CVR Agreement and this CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM, as tenants in common

TEN ENT, as tenants by the entireties

JT TEN, as joint tenants with right of survivorship and not as tenants in common

COM PROP, as community property

UNIF GIFT MIN ACT, ___________ Custodian ____________________-(Cust) (Minor) Under Uniform Gifts to Minors Act

_____________________________________________________ (State)

Addition abbreviations may also be used though not in the above list.

For Value Received ________________ hereby sells, assigns and transfers unto ________________ Contingent Value Rights ("CVRs") represented by this Certificate, and do hereby irrevocably constitute and appoint _____________________________ Attorney in Fact to transfer the said CVRs on the books of the within named Corporation with full power of substitution in the premises.

Dated _____________________________

In the presence of _______________________________________________________

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